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                                                               EXHIBIT 10(a)(18)

                                AMENDMENT NO. 20
                                     TO THE
                                UPS THRIFT PLAN

     WHEREAS, United Parcel Service of America, Inc. and its affiliated corporations heretofore established, effective as of July 14, 1960, the UPS Thrift Plan (the "Plan") for the benefit of their eligible employees in order to provide benefits to those employees upon their retirement, death or other separation from service; and
     WHEREAS, the Plan, as adopted and amended from time to time, was amended and restated in its entirety, effective as of January 1, 1976, to comply with the requirements of the Employee Retirement Income Security Act of 1974 ("ERISA"); and
     WHEREAS, the Plan has been amended further since January 1, 1976, the most recent amendment being Amendment No. 19; and
     WHEREAS, it is desired to amend the Plan further to provide a special withdrawal opportunity and to reflect the cessation of Participant contributions to the Plan and the eventual complete termination of the Plan and the Trust Agreement forming a part thereof:
     NOW, THEREFORE, pursuant to the authority vested in the Board of Directors by Section 16.1 of the Plan, the Plan and the Trust Agreement forming a part thereof, are hereby amended as follows, effective August 28, 1995 unless specifically noted otherwise below.

          1. A new Section 9.7 is added to the Plan to read as follows:

              Section 9.7 Special Withdrawal Opportunity - During the period from September 15, 1995 through October 31, 1995 Plan Participants may make an in-service withdrawal under this Section
              9.7 using the procedures established by the Committee (telephonic instructions via voice response unit). Withdrawals requested using procedures other than those set forth by the Committee pursuant to this Section 9.7 shall not be eligible for the Special Withdrawal Opportunity.

              Withdrawals under this Section 9.7 are subject to the following:




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              (a)  Amount of In-Service Withdrawal - Plan Participants with at least 60 months of plan participation as of February 1, 1996 may elect to withdraw up to 100% of their account balance.

              (b) UPS Stock - Eligible Participants electing an in-service withdrawal will receive a portion of their pre-tax distribution in UPS stock.

                   (1) Eligibility - to be eligible to receive a distribution of UPS stock from the plan:

                         (i) the Participant must be eligible to participate in the UPS Stock Ownership Program; and

                         (ii) agree to the terms of the UPS stock trust.

                   (2) Allocation method - for purposes of determining the amount of stock to be distributed to a Participant, stock shall be allocated to each Participant in the same ratio as the sum of the Participant's savings, earnings and contribution accounts in the General Fund as of December 31, 1995 bears to the total of all Participants' savings, earnings and contribution accounts in the General Fund as of December 31, 1995.

                   (3) Distribution method - the stock allocated to each Participant under the preceding paragraph shall be distributed in-kind:

                         (i) in whole shares to the extent of available pre-tax monies (earnings and contributions); and

                         (ii) provided the value of the in-kind distribution
                              is at least $500.

              (c)  Investment Earnings

                   Participants requesting an in-service withdrawal of his or her entire account balance shall be credited with a pro-rata share of investment earnings on the cash portion of his or her withdrawal from January 1, 1996 through the date of distribution on the following basis:

                   (1) Investment Sub-Account - on January 1, 1996, sufficient assets to fund the requested distributions shall be invested in short-term liquid assets at a determinable rate of interest.

                   (2) Earnings Allocation - each Participant requesting a withdrawal of his or her entire account balance shall be allocated his or her pro-rata share of Investment Sub-Account earnings attributable to the cash portion of his or her withdrawal.

                   (3) Earnings Distribution - earnings allocated pursuant to Section (c)(2) above shall be distributed in cash and shall not be considered for purposes of determining



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                        the amount of UPS Stock allocated to a Participant's
                        account pursuant to Section (b)(2) above.

              (d) Participants with both General Fund and Distribution Fund Balances

                   Effective January 1, 1995, active General Fund Participants who also have a balance in the Distribution Fund shall have their Distribution Fund account balances transferred to and combined with their corresponding account balances in the General Fund.

          2.   Plan is Frozen Pending Termination

              (a) Effective September 30, 1995, no further Participant savings contributions to the Plan by means of payroll deductions or otherwise shall be allowed or accepted by the Plan; and no further loans to a Participant shall be approved by the Committee.

              (b) The Trustee and the Administrative Committee shall remain in office and shall continue to conduct the affairs of the Plan, including the investment of Plan assets, the distribution of Plan benefits to Participants, and the payment of the administrative expenses to the Plan to the extent not otherwise paid by the Company, all in accordance with the terms and conditions of the Plan and Trust Agreement forming a part thereof, pending the receipt of a favorable determination regarding the tax qualified status of the Plan by the Internal Revenue Service in response to a Request for Determination filed on March 31, 1995.

              (c) Following the receipt of the favorable determination in response to the March 31, 1995 Request for Determination, the Trustee and Administrative Committee, unless otherwise directed by the Board of Directors or the Executive Committee of the Board of Directors, shall immediately take action to marshal the assets of the Plan and to distribute the funds held thereunder to Participants in accordance to the amounts credited to their accounts, and to otherwise wind up the affairs of the Plan and Trust. In so doing, the Trustee and Administrative Committee shall cooperate with Participants with a view toward aiding them in rolling over the funds to be distributed to individual retirement accounts or to tax qualified plans which may receive such assets.

     IN WITNESS WHEREOF, United Parcel Service of America, Inc. based upon action by its Board of Directors, has caused this Amendment No. 20 to be executed this 7th day of August, 1995.


ATTEST:             UNITED PARCEL SERVICE OF AMERICA, INC.





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/s/ Joseph R. Moderow                        By: /s/ Kent C. Nelson
- -------------------------                       -------------------------
         Secretary                                       Chairman